November 13, 1998



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Green Tree Financial Corporation and subsidiaries (the "Company") and, under the date of January 27, 1998, except for Note O which is as of February 13, 1998, we reported on the consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997. Our report refers to the Company's adoption of the provisions of Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", in 1997. On November 12, 1998, our appointment as principal accountants was terminated. We have read the Company's statements included under
Item 4 of its Form 8-K dated November 12, 1998 and are in agreement with the statements in the last three sentences of paragraph (a), paragraph (b) and paragraph (d). We have no basis to agree or disagree with other statements of the registrant contained therein.


Very truly yours,

/s/ KPMG PEAT MARWICK LLP
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